EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 1-K of our report dated November 21, 2019, relating to the financial statements of CapWest Income LLC (the “Company”) (which report expresses an unqualified opinion on the financial statements and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.) as of June 30, 2019 and 2018 and for each of the two years ended June 30, 2019, which are included in this Annual Report.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

November 21, 2019